Exhibit 99.1
Chamberlin Edmonds Holdings, Inc.
Contents

Financial Statements
Independent Auditors’ Report	2
Consolidated balance sheets	3
Consolidated statements of income	4
Consolidated statements of shareholder’s equity	5
Consolidated statements of cash flows	6
Summary of significant accounting policies	7-13
Notes to consolidated financial statements	14-26

Independent Auditors’ Report
The Board of Directors
Chamberlin Edmonds Holdings, Inc.
Atlanta, Georgia
We have audited the accompanying consolidated balance sheet of Chamberlin Edmonds Holdings, Inc. (the “Company”) as of December 31, 2009, and the related consolidated statements of income, shareholder’s equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
As described in Note 2, the Company has restated previously issued consolidated financial statements as of December 31, 2009 to recognize a deferred income tax liability on acquired intangible assets other than goodwill, and for the year ended December 31, 2009 to correct the related overstatement of income tax expense.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chamberlin Edmonds Holdings, Inc. at December 31, 2009, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
/s/ BDO USA, LLP
(formerly known as BDO Seidman, LLP)
Atlanta, Georgia
May 5, 2010
     except for Note 2 as to which date is November 17, 2010

Chamberlin Edmonds Holdings, Inc.
Consolidated Balance Sheets

	December 31,	June 30,
	2009	2010
	(Restated-Note 2)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$6,521,000	$2,794,297
Accounts receivable — net of allowance of $865,268 and $1,732,133 respectively	12,982,495	14,401,849
Deferred costs, net	14,824,149	15,205,622
Income taxes receivable	91,560	493,850
Prepaid expenses and other current assets	632,814	540,392

Total current assets	35,052,018	33,436,010

Property and equipment	6,606,515	7,731,825
Accumulated depreciation	(2,434,134)	(3,362,917)

Net property and equipment	4,172,381	4,368,908

Other assets
Goodwill	81,771,979	81,771,979
Intangible assets, net of accumulated amortization of $5,196,524 and $6,627,816, respectively	31,944,176	30,512,884
Deferred financing cost, net of accumulated amortization of $540,889 and $882,890, respectively	1,167,183	825,182
Deposits	91,493	103,072

Total other assets	114,974,831	113,213,117

Total assets	$154,199,230	$151,018,035

Liabilities and Shareholder’s Equity
Current liabilities
Accounts payable	$515,309	$854,531
Accrued expenses	5,068,826	6,485,677
Current portion of capital lease obligations	652,339	624,659
Current portion of notes payable	2,375,000	2,850,000
Due to related parties	888,397	888,397
Deferred tax liability	4,164,601	4,968,470

Total current liabilities	13,664,472	16,671,734

Long-term liabilities
Capital lease obligations, net of current portion	682,407	676,212
Notes payable, net of current portion	33,725,000	32,300,000
Subordinated notes payable	9,000,000	—
Deferred tax liability	12,729,629	12,548,307
Deferred rent expense	347,656	275,985

Total long-term liabilities	56,484,692	45,800,504

Commitments and contingencies (Note 4)
Shareholder’s equity
Common stock, $.01 par value, 125,000 shares authorized, 95,000 shares issued and outstanding at December 31, 2009 and June 30, 2010	950	950
Additional paid-in-capital	76,358,866	76,451,218
Retained earnings	7,690,250	11,991,801

Total Chamberlin Edmonds Holdings, Inc. shareholder’s equity	84,050,066	88,443,969
Noncontrolling interest	—	101,828

Total shareholder’s equity	84,050,066	88,545,797

Total liabilities and shareholder’s equity	$154,199,230	$151,018,035

See accompanying summary of significant accounting policies
and notes to consolidated financial statements.

Chamberlin Edmonds Holdings, Inc.
Consolidated Statements of Income

	Year Ended	Six Months Ended
	December 31,	June 30,
	2009	2010	2009
	(Restated-Note 2)	(unaudited)
Revenue	$78,828,070	$46,254,039	$37,882,950
Cost of revenue (exclusive of depreciation and amortization expense below)	29,951,789	17,636,622	14,524,039

Gross profit	48,876,281	28,617,417	23,358,911
Selling and administrative expense	31,499,979	16,980,839	16,127,470
Depreciation and amortization expense	4,938,983	2,432,247	2,428,460

Operating income	12,437,319	9,204,331	4,802,981
Interest expense	4,541,318	2,243,623	2,258,801

Income before income tax expense	7,896,001	6,960,708	2,544,180
Income tax expense	1,730,567	2,658,257	901,376

Net income	6,165,434	4,302,451	1,642,804
Net income attributable to noncontrolling interest	—	900	—

Net income attributable to Chamberlin Edmonds Holdings, Inc.	$6,165,434	$4,301,551	$1,642,804

See accompanying summary of significant accounting policies
and notes to consolidated financial statements.

Chamberlin Edmonds Holdings, Inc.
Consolidated Statements of Shareholder’s Equity

	Chamberlin Edmonds Holdings, Inc.
		Additional
	Common	Paid-in	Retained	Noncontrolling
	Stock	Capital	Earnings	Interest	Total
Balances at December 31, 2008 (Restated — Note 2)	$950	$76,049,050	$1,524,816	$—	$77,574,816
Stock compensation expense	—	309,816	—	—	309,816
Net income	—	—	6,165,434	—	6,165,434

Balances at December 31, 2009 (Restated — Note 2)	950	76,358,866	7,690,250	—	84,050,066
Six months ended June 30, 2010 (unaudited)
Subsidiary stock options exercised	—	(13,428)	—	100,928	87,500
Stock compensation expense	—	105,780	—	—	105,780
Net income	—	—	4,301,551	900	4,302,451

Balances at June 30, 2010 (unaudited)	$950	$76,451,218	$11,991,801	$101,828	$88,545,797

See accompanying summary of significant accounting policies
and notes to consolidated financial statements.

Chamberlin Edmonds Holdings, Inc.
Consolidated Statements of Cash Flows

	Year Ended	Six Months Ended
	December 31,	June 30,
	2009	2010	2009
	(Restated-Note 2)	(unaudited)
Cash flow from operating activities
Net income	$6,165,434	$4,302,451	$1,642,804
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,938,983	2,432,247	2,428,460
Loss on disposal of fixed assets	923	11,199	—
Deferred tax expense	1,533,819	622,547	750,108
Stock compensation expense	309,816	105,780	207,963
Amortization and partial write-off of deferred financing costs	354,624	342,001	170,807
Changes in operating assets and liabilities:
Accounts receivable	(1,041,981)	(1,419,354)	(1,645,497)
Deferred costs	(1,053,516)	(381,473)	(348,343)
Income taxes	1,601,961	(402,290)	280,218
Prepaid expenses and other current assets	244,372	92,422	84,580
Deposits	(5,668)	(11,579)	8,884
Accounts payable	(39,863)	339,222	443,178
Accrued expenses	148,670	1,416,851	571,034
Deferred rent expense	(110,880)	(71,671)	(48,266)
Due to related parties	(66,223)	—	—

Net cash provided by operating activities	12,980,471	7,378,353	4,545,930

Cash flow from investing activities
Payments to former shareholders	(1,534,522)	—	(281,355)
Additional purchase consideration paid	(6,000,000)	—	—
Purchases of software and equipment	(1,457,424)	(851,318)	(671,928)

Net cash used in investing activities	(8,991,946)	(851,318)	(953,283)

Cash flow from financing activities
Payments on senior notes payable	(1,425,000)	(950,000)	(475,000)
Payments on capital leases	(656,592)	(391,238)	(335,819)
Payments on subordinated notes payable	—	(9,000,000)	—
Proceeds from exercise of subsidiary stock options	—	87,500	—

Net cash used in financing activities	(2,081,592)	(10,253,738)	(810,819)

Increase (decrease) in cash	1,906,933	(3,726,703)	2,781,828
Cash and cash equivalents at beginning of period	4,614,067	6,521,000	4,614,067

Cash and cash equivalents at end of period	$6,521,000	$2,794,297	$7,395,895

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$4,657,485	$1,713,304	$2,369,676
Cash paid during the period for income taxes	234,223	2,438,000	98,131

Supplemental disclosures of noncash transactions
Capital leases for furniture and equipment	$872,956	$357,363	$241,833
Additional acquisition costs payable to former shareholders	776,336	—	6,000,000

See accompanying summary of significant accounting policies
and notes to consolidated financial statements.

Chamberlin Edmonds Holdings, Inc.
Summary of Significant Accounting Policies

Description of Business	Chamberlin Edmonds Holdings, Inc., a Delaware Corporation (the “Parent”) was incorporated on April 10, 2008, for the purpose of acquiring Chamberlin Edmonds & Associates, Inc. (“CEA”). The Parent is a wholly owned subsidiary of Chamberlin Edmonds Holdings, LLC. On May 2, 2008, the Parent entered into a Merger Agreement, which was amended May 30, 2008, with CEA under which, effective May 30, 2008, the Parent acquired 100% of the outstanding common and preferred shares of CEA (the “Merger Transaction”). The consolidated financial statements included herein present the financial position and results of the Parent and its subsidiary, CEA (together, the “Company”).

The Company is a national provider of specialized eligibility revenue recovery services to hospitals, governments and managed care organizations and their patients by helping to secure government funded reimbursement of uncompensated medical care expenses of its uninsured and underinsured patients. The Company’s services include on-site patient screening, patient advocacy, applications processing, general claims resolution and assistance, precertification and billing services under various programs such as federal Supplemental Security Income and state Medicaid.

Unaudited Interim Financial Information	The accompanying unaudited interim consolidated balance sheet as of June 30, 2010, the consolidated statements of income for the six months ended June 30, 2010 and 2009, the consolidated statements of cash flows for the six months ended June 30, 2010 and 2009, and the consolidated statement of shareholder’s equity for the six months ended June 30, 2010 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company’s financial statements. The results for the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010.

Chamberlin Edmonds Holdings, Inc.
Summary of Significant Accounting Policies

Revenue Recognition	The Company has contracted with its customers to provide eligibility services for negotiated fees which are primarily based on a percentage of net collections received by the customer as a result of the eligibility services provided. Revenue is recognized when persuasive evidence of an agreement with the customer exists, services have been performed pursuant to the terms of the agreement with the customer, the amount due from the customer is fixed and determinable, collectibility is reasonably assured, and there are no significant future performance obligations. The Company generally recognizes revenue and invoices the customer upon learning that a claim has been paid by the reimbursing agency and received by the hospital.

Cash Equivalents	The Company considers all highly liquid investments with original maturities of less than 90 days to be cash equivalents. The carrying value of cash equivalents approximates fair value.

Allowance for Doubtful Accounts	The allowance for doubtful accounts reflects the Company’s best estimate of losses inherent in the Company’s accounts receivable determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Deferred Costs	The Company defers all direct and incremental costs associated with the interviewing and screening of patients, submission of patient claims to governmental agencies, and follow-up on those claims until the customer either obtains proof of agency approval, or notifies the Company that the claim has been paid by the reimbursing agency. An allowance was provided against these deferred costs for anticipated unsuccessful efforts of $3,496,066 and $3,223,838 (unaudited) at December 31, 2009 and June 30, 2010, respectively. These deferred costs are then charged to cost of revenue, net of any previous reserves taken, as the related revenue is recognized.

Use of Estimates	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples include the allowances against accounts receivable and deferred costs, and the realization of intangible assets. Actual results could differ materially from these estimates.

Chamberlin Edmonds Holdings, Inc.
Summary of Significant Accounting Policies

Property and Equipment	Property and equipment consists of computer equipment, furniture and fixtures, leasehold improvements, and software development costs. Computer equipment, furniture and fixtures, and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over useful lives ranging from 3 to 5 years.

All software development costs are charged to expense as incurred prior to the application development stage. Appropriate software development costs incurred during the application development stage are capitalized and amortized, commencing with product release for internal use, over useful lives ranging from 3 to 5 years. At December 31, 2009 and June 30, 2010, capitalized software development costs were $2,868,029 and $3,342,003 (unaudited), respectively, and accumulated amortization was $788,754 and $1,189,774 (unaudited), respectively. For the year ended December 31, 2009, amortization expense related to these costs was $576,168, and for the six months ended June 30, 2010 and 2009, it was $401,020 (unaudited) and $245,912 (unaudited), respectively. The Company capitalized $920,920 and $473,974 (unaudited) of software development costs for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively.

Total depreciation and amortization expense related to property and equipment was $1,778,794 for the year ended December 31, 2009 and was $1,000,954 (unaudited) and $848,366 (unaudited) for the six months ended June 30, 2010 and 2009, respectively.

Long-Lived Assets	Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

Goodwill and Other Intangible Assets	Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired of CEA. For identified intangible assets acquired in the business combination, the Company allocated purchase consideration based on the fair value of intangible assets acquired in accordance with generally accepted accounting principles relating to business combinations.

Chamberlin Edmonds Holdings, Inc.
Summary of Significant Accounting Policies

Deferred Financing Cost	Financing costs are deferred and amortized using the effective interest method over the term of the debt. The amortization is included in interest expense in the accompanying consolidated statements of income.

Stock-based Compensation	The Company measures compensation cost for all stock-based payment transactions under the fair value method of accounting and recognizes compensation expense in its consolidated statements of income over the service period over which the awards are expected to vest. The Company recognizes compensation expense over the indicated vesting periods using the straight-line method.

Income Taxes	The Company accounts for income taxes using the asset and liability method in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes.” Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred income tax assets when it is more likely than not that the asset will not be realized.

Concentration of Credit Risk	Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

All accounts receivable are due from customers. Balances are not secured and are due under stated terms. No single customer represented a material portion of the balance. The carrying amounts reported in the balance sheet for accounts receivable, and accounts payable approximate their fair value due to their short-term nature. The carrying amount of notes payable approximates fair value because the interest rate approximates market rates for instruments of similar duration and credit quality.

Chamberlin Edmonds Holdings, Inc.
Summary of Significant Accounting Policies

Recently Adopted Accounting Pronouncements	In June 2009, the FASB issued ASC Topic 105, “Generally Accepted Accounting Principles”. ASC Topic 105 established the FASB Accounting Standards Codification as the single source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied to nongovernmental entities, other than guidance issued by the Securities and Exchange Commission (“SEC”). The Codification reorganized existing U.S. accounting standards issued by the FASB and other related standard setters into a single source of authoritative accounting principles, arranged by topic. The guidance is effective for financial statements issued for reporting periods ending after September 15, 2009. The adoption of the Codification changed the Company’s references to U.S. GAAP accounting standards but otherwise did not impact the Company’s consolidated financial statements.

In July 2006, the FASB issued guidance now included in ASC Topic 740, “Income Taxes”. ASC Topic 740 clarifies the accounting for uncertainty in income taxes and sets a consistent framework for preparers to use to determine the appropriate level of tax reserve to maintain for uncertain tax positions. The guidance uses a two-step approach wherein a tax benefit is recognized if a position is more-likely-than-not to be sustained. The amount of benefit is then measured to be the highest tax benefit which is greater than 50% likely to be realized. ASC Topic 740 also sets out disclosure requirements to enhance transparency of an entity’s tax reserves. The Company adopted this guidance as of January 1, 2009. See Note 5 for the discussion of the adoption of this guidance.

In April 2009, the FASB issued guidance, which is now part of ASC Topic 820, “Fair Value Measurements and Disclosures”. This guidance provides for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. This guidance is effective for reporting periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Chamberlin Edmonds Holdings, Inc.
Summary of Significant Accounting Policies

In April 2009, the FASB issued revised guidance, which is now part of ASC Topic 805, “Business Combinations”. The revised guidance addressed the initial recognition, measurement and subsequent accounting for assets and liabilities arising from contingencies in a business combination, and requires that such assets acquired or liabilities assumed be initially recognized at fair value at the acquisition date if fair value can be determined during the measurement period. If the acquisition-date fair value cannot be determined, the asset acquired or liability assumed arising from a contingency is recognized only if certain criteria are met. The revised guidance also requires that a systematic and rational basis for subsequently measuring and accounting for the assets or liabilities be developed depending on their nature. This guidance is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued guidance, which is now part of ASC Topic 855, “Subsequent Events”. The guidance establishes principles and requirements regarding the reporting of subsequent events including disclosure of the date through which subsequent events have been evaluated and whether that is the date the financial statements were issued or available to be issued. The guidance is effective for reporting periods ending after June 15, 2009. Further, in February 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-09, Subsequent Events, which clarifies both the interaction of the requirements of ASC Topic 855 with the Securities & Exchange Commission’s requirements and the intended breadth of the reissuance disclosures provision related to subsequent events. ASU 2010-09 is effective for reporting periods ending after June 15, 2010. The adoption of ASC Topic 855 required additional disclosures but otherwise did not have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued ASU 2009-05, Measuring Liabilities at Fair Value, or ASU 2009-05, an update to ASC Topic 820, “Fair Value Measurements and Disclosures”. ASU 2009-05 provides amendments to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities. Among other provisions, this update provides clarification that in certain circumstances, in which a quoted price in an active market for an identical liability is not available, a

Chamberlin Edmonds Holdings, Inc.
Summary of Significant Accounting Policies

reporting entity is required to measure fair value using one or more of the valuation techniques described in the update. ASU 2009-05 is effective for reporting periods ending after August 2009. The adoption of this update did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncement	In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements — a Consensus of the FASB Emerging Issues Task Force, or ASU 2009-13, an update to ASC Topic 605, “Revenue Recognition”. ASU 2009-13 provides application guidance on whether multiple deliverables exist, how the deliverables should be separated, and how the consideration should be allocated to one or more units of accounting. ASU 2009-13 established a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific evidence is not available, or estimated selling price if neither vendor-specific nor third-party evidence is available. The guidance is effective prospectively for revenue arrangements entered into or materially modified for the fiscal year beginning on or after June 15, 2010; however, earlier application is permitted. The Company has not determined the impact that this update may have on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements, or ASU 2010-06, an update to ASC Topic 820, “Fair Value Measurements and Disclosures”. ASU 2010-06 provides more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010. The adoption of this update may require additional disclosures but otherwise will not have a material impact on the Company’s consolidated financial statements. Other required disclosures and clarifications of existing disclosures were effective for reporting periods beginning after December 15, 2009. The adoption of this update did not have a material impact on the Company’s consolidated financial statements.

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

1. Business Combination	On May 2, 2008, the Parent entered into a Merger Agreement, which was amended May 30, 2008, with CEA under which, effective May 30, 2008, the Parent acquired 100% of the outstanding common and preferred shares of CEA (the “Merger Transaction”). The results of CEA’s operations have been included in the consolidated financial statements since that date.

The Merger Transaction provided liquidity for the former shareholders of CEA (the “Former Shareholders”), while allowing CEA’s management, along with certain private equity funds, to participate in the acquisition and ownership of the Company following the transaction with the intent of further expanding its business.

The acquisition cost at May 30, 2008 was $122,716,969, including senior debt of $38,000,000, subordinated debt of $9,000,000, acquired indebtedness of $1,105,660 (inclusive of $458,000 acquisition-related cost), and common stock of $76,050,000, less cash acquired of $1,438,691. The Parent required that $7,905,566 of the net proceeds that would have otherwise been immediately received by the Former Shareholders be held in escrow in their name until certain conditions were met, as collateral against certain indemnity obligations of the Former Shareholders. $500,000 of such proceeds were released to the Former Shareholders in 2008. The remaining escrowed funds were released to the Former Shareholders in 2009.

The following table summarizes the estimated fair values of the assets and liabilities assumed at the date of acquisition, May 30, 2008:

Current assets	$28,855,183
Property and equipment	3,605,919
Intangible assets	37,140,700
Goodwill	74,995,643
Other assets	137,533

Total assets acquired	144,734,978

Current liabilities	(7,293,728)
Long-term debt, net of current portion	(785,687)
Deferred tax liabilities	(13,938,594)

Total liabilities assumed	(22,018,009)

Net assets acquired	$122,716,969

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

The acquisition cost increased by $6,776,336 during the year ended December 31, 2009 due to the additional consideration payable to the Former Shareholders, of which $6,000,000 was paid in 2009 and $776,336 is included in the balance due to related parties at December 31, 2009 and June 30, 2010. The Merger Transaction provided that the merger consideration would be increased by $6,000,000, if the Company’s cumulative trailing “EBITDA” for any consecutive twelve month period, commencing with the month following the month in which the merger occurred and ending with the month of December 2009 was equal to or greater than $14,500,000. The Company’s cumulative trailing “EBITDA” exceeded $14,500,000 in July 2009. The remaining $776,336 of additional consideration in 2009 relates to purchase price adjustments made related to taxes as required by the Merger Agreement. The additional consideration of $6,776,336 increased goodwill to $81,771,979 as of December 31, 2009.

Acquired intangible assets include registered trademarks of $15,580,000 that are not subject to amortization, non-compete agreements with certain former shareholders and executives of CEA of $920,700 that are amortized on a straight line basis over the five-year life of such agreements, customer relationships of $20,640,000 that are amortized using an accelerated method over its expected useful life of 10 years, and goodwill of $81,771,979 that is the residual of tangible and intangible assets purchased and is not subject to amortization. Goodwill is not expected to be deductible for tax purposes since CEA was acquired through a stock purchase.

The following table summarizes the carrying value of acquired amortized intangible assets at December 31, 2009:

	Gross
	Carrying	Accumulated
	Amount	Amortization
Amortized intangible assets
Customer relationships	$20,640,000	$(4,904,969)
Non-compete agreements	920,700	(291,555)

Total	$21,560,700	$(5,196,524)

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

Total amortization expense of intangible assets was $3,160,189 for the year ended December 31, 2009, and was $1,431,292 (unaudited) and $1,580,094 (unaudited) for the six months ended June 30, 2010 and 2009, respectively.

Estimated future amortization expense on amortized intangible assets at December 31, 2009 is as follows:

Year	Amount
2010	$2,862,585
2011	2,594,740
2012	2,353,680
2013	2,029,311
2014	1,757,327
Thereafter	4,766,533

Total	$16,364,176

The Company does not amortize goodwill or intangible assets with indefinite lives. The Company performs an impairment test of these assets on at least an annual basis on October 31 and whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The Company did not recognize any goodwill or tradename impairments in the year ended December 31, 2009, nor in either of the six months ended June 30, 2010 and 2009.

2. Restatement	Certain 2009 amounts have been restated to correct an error resulting from the nonrecognition of deferred income tax liabilities on acquired intangible assets related to the Merger Transaction. The effect of the error as of and for the year ended December 31, 2009 was to increase goodwill by $13,938,594, increase deferred income tax liabilities by $11,960,618, increase beginning retained earnings by $764,220 and decrease income tax expense by $1,213,756. The effect of this correction has been reflected as a restatement of the accompanying 2009 consolidated balance sheet, consolidated statement of income, and consolidated statement of shareholder’s equity. The restatement had no impact on the Company’s cash flows or liquidity.

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

The following table summarizes the impact of the restatement on the affected items as originally reported in the consolidated financial statements:

December 31, 2009
	As Originally
	Presented	As Restated
Selected consolidated balance sheet items
Goodwill	$67,833,385	$81,771,979
Deferred tax liability, long-term portion	769,011	12,729,629
Selected consolidated statements of income item
Income tax expense	2,944,323	1,730,567
Selected consolidated statements of shareholder’s equity item
Retained earnings, beginning of year	760,596	1,524,816

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

3. Notes Payable	The Company’s bank notes contain certain restrictive covenants, inclusive of, but not limited to, maintenance of certain financial ratios. At December 31, 2009 and June 30, 2010, the Company was in compliance with all covenants.

	December 31,	June 30,
	2009	2010
		(unaudited)
Senior, secured revolving bank note, $5,000,000 credit line, expiring on June 30, 2013, collateralized primarily by valid first priority liens and security interests in all assets including but not limited to all accounts receivable, inventory, equipment and general intangibles and bearing interest at LIBOR, subject to a 3% minimum, plus 4.5% (7.5% at December 31, 2009 and 2008) or Prime Rate plus 3.5% (6.75% at December 31, 2009 and June 30, 2010 (unaudited))	$—	$—
Senior, secured term bank note, $38,000,000, expiring on June 30, 2013, collateralized primarily by valid first priority liens and security interests in all assets including but not limited to all accounts receivable, inventory, equipment and general intangibles and bearing interest at LIBOR, subject to a 3% minimum, plus 4.5% (7.5% at December 31, 2009 and June 30, 2010 (unaudited)) or Prime Rate plus 3.5% (6.75% at December 31, 2009 and June 30, 2010 (unaudited)) with principal repayments due quarterly	36,100,000	35,150,000
Senior, unsecured subordinated bank note, $9,000,000, expiring May 30, 2014 bearing interest at 15%	9,000,000	—

	45,100,000	35,150,000
Less current portion	2,375,000	2,850,000

	$42,725,000	$32,300,000

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

Future maturities of notes payable at December 31, 2009 are shown below:

Year	Amount
2010	$2,375,000
2011	3,325,000
2012	3,800,000
2013	26,600,000
2014	9,000,000

Total	$45,100,000

In May 2010, the Company paid its subordinated bank note of $9,000,000 prior to its maturity date of May 30, 2014. The related unamortized deferred financing costs at May 2010 was written off and charged to interest expense.

In July 2008, the Company purchased a three-year, 4.5% three-month LIBOR interest rate cap with a notional amount of $20,000,000 for the purpose of hedging a portion of its senior secured debt against the risk of future increases in interest rates. The approximate cost of the cap was $247,000. At December, 31, 2009 and June 30, 2010, the fair market value of the cap was approximately $25,000 and $0 (unaudited), respectively. The decrease in fair market value during the period is recorded as additional interest expense.

4. Employee Benefit Plans	The Company has a 401(k) plan to which it makes matching contributions based on pretax employee contributions. The matching contributions, net of forfeitures, associated with the Plan were $555,630 for the year ended December 31, 2009, and were $324,495 (unaudited) and $301,395 (unaudited) for the six months ended June 30, 2010 and 2009, respectively.

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

5. Lease Commitments	The Company has certain operating lease commitments at December 31, 2009 for property and equipment, some of which are secured by the underlying leased equipment, as follows:

Year	Amount
2010	$1,421,690
2011	1,234,981
2012	388,310
2013	240,529
2014	121,358

Total	$3,406,868

The Company recorded rental expense in the amount of $1,438,906 for the year ended December 31, 2009, and $764,744 (unaudited) and $672,594 (unaudited) for the six months ended June 30, 2010 and, 2009, respectively.

The cost of assets under capital leases was $2,367,974 and $2,156,105 (unaudited) at December 31, 2009 and June 30, 2010, respectively, with accumulated depreciation of $985,735 and $459,205 (unaudited) at December 31, 2009 and June 30, 2010, respectively. Total future minimum lease payments at December 31, 2009 are as follows:

Year	Amount
2010	$718,100
2011	477,473
2012	241,414

1,436,987
Less amount representing interest	(102,241)

1,334,746
Less current portion	652,339

Long-term liability	$682,407

The amortization expense of assets under capital leases is included in depreciation and amortization expense in the accompanying consolidated statements of income.

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

6. Income Taxes	Income tax expense consists of the following:

	Year Ended	Six Months Ended
	December 31,	June 30,
	2009	2010	2009
		(unaudited)
Current tax expense
Federal	$132,518	$1,750,223	$128,638
State	64,230	285,487	22,630

Total current tax expense	196,748	2,035,710	151,268

Deferred tax expense
Federal	1,451,071	590,686	739,829
State	82,748	31,861	10,279

Total deferred tax expense	1,533,819	622,547	750,108

Total income tax expense	$1,730,567	$2,658,257	$901,376

The following table summarizes differences between the federal statutory tax rate and the Company’s effective income tax expense:

		Six Months Ended
	Year Ended	June 30,
	December 31,
	2009	2010	2009
		(unaudited)
Statutory federal income tax rate	$2,684,640	$2,366,641	$865,021
State income taxes, net of federal benefit	112,238	220,282	25,215
Non-deductible items	246,886	58,219	181,293
Incentive stock option deduction	(1,149,009)	—	—
R&D tax credit	(183,887)	—	(183,887)
Other, net	19,699	13,115	13,734

Total income tax expense	$1,730,567	$2,658,257	$901,376

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

The tax effects of the types of temporary differences which give rise to deferred income tax assets (liabilities) as of December 31, 2009 and June 30, 2010, are as follows:

	December 31,	June 30,
	2009	2010
		(unaudited)
Deferred rent expense	$130,170	$103,242
Accruals and reserves	504,871	733,681
NOL Credit	717,776	—
R&D Credit	482,328	—
AMT Credit	132,518	—

Gross deferred tax assets	1,967,663	836,923

Loss on asset disposition	(67,452)	(102,162)
Depreciation and amortization	(13,241,884)	(12,549,388)
Deferred costs	(5,530,497)	(5,688,209)
Other	(22,060)	(13,941)

Gross deferred tax liabilities	(18,861,893)	(18,353,700)

Net deferred income tax liability	$(16,894,230)	$(17,516,777)

ASC Topic 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that no valuation allowance is necessary at December 31, 2009 and June 30, 2010. As of December 31, 2009 and June 30, 2010, the Company had approximately $1,788,000 and $0 (unaudited), respectively, of net operating loss carry-forwards available to reduce future taxable income.

In June 2006, the FASB issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) subsequently codified in ASC Topic 740-10. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with ASC Topic 740. ASC Topic 740-10 prescribes a two-step process for evaluating tax positions taken, or expected to be taken, on a tax return. Step one is a determination as to

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

whether it is more likely than not that a tax position will be sustained, based upon the technical merits, upon examination by the taxing authorities. If the tax position is expected to meet the more likely than not criteria, the benefit recorded for the tax position equals the largest amount that is greater than 50% likely to be realized upon ultimate settlement of the respective tax position. Uncertain tax positions require determinations and estimated liabilities to be made based on provisions of the tax law which may be subject to change or varying interpretation. If the Company’s determinations and estimates prove to be inaccurate, the resulting adjustments could be material to the Company’s future financial results.

The Company adopted the provisions of ASC Topic 740-10, as amended, effective January 1, 2009. The adoption of ASC Topic 740-10 did not have a material impact on the Company’s consolidated financial statements.

The Company is subject to U.S. federal income tax as well as income tax of numerous state jurisdictions. The Company is subject to U.S. federal tax examinations by tax authorities for fiscal years 2006 through 2009. Income tax examinations that the Company may be subject to from the various state taxing authorities vary by jurisdiction. The Company’s accounting policy for penalties and interest is to include such amounts, if any, in income tax expense.

7. Due to Related Parties	The balance shown as due to related parties of $888,397 at December 31, 2009 and June 30, 2010, consists of amounts due to the Former Shareholders related to income tax refunds for prior periods related to the Merger Transaction.

8. Stock Options	On May 1, 2009, CEA’s board of directors approved of a stock option plan in order to provide incentives to certain key employees. A maximum of 50,000 shares of common stock of CEA are issuable under the plan. At December 31, 2009, CEA had 760,500 common shares outstanding. All options were issued at prices above the fair market value of the common stock of CEA, as determined by management and the Board of Directors. The options vest over a three year period with 25% vesting immediately on the date of grant and expire in 8 years from the date of grant.

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

Stock options activity for the year ended December 31, 2009 is summarized below:

	Number of	Weighted
	Options	Average Price
Granted	40,325	$100
Exercised	—	—
Forfeited	(4,050)	$100

Outstanding at December 31, 2009	36,275	$100

Exercisable at December 31, 2009	13,425	$100

The weighted average fair value of options granted during the year ended December 31, 2009 was $23.05 per option. The options exercisable at December 31, 2009 have a weighted-average remaining contractual term of 7.4 years.

The Company uses the straight-line method for recognizing compensation cost from stock-based payment arrangements with employees for options expected to vest. The Company expensed compensation costs of $309,816 related to the stock option grants within additional paid-in capital for the year ended December 31, 2009. No income tax benefits were recognized related to the grants as the options were granted as incentive stock options which are taxable to the employee only on the ultimate sale of the underlying stock. Prior to the forfeitures described below, there was $518,153 total unrecognized compensation cost related to stock options outstanding at December 31, 2009 that will be recognized over a weighted-average period of 2.3 years.

The grant-date fair value of each option was estimated using the Black Scholes valuation model. Determining the estimated grant-date fair value of the stock options is judgmental in nature and involves the use of significant estimates and assumptions, including the expected term of the options, risk-free interest rates over the vesting period, expected dividend yield, the expected volatility, and forfeiture rates of the stock options. The guidance requires forfeitures to be estimated at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The forfeiture rate is estimated based on historical experience. Expected volatility is

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

calculated based upon the historical volatility of comparable publicly-traded companies, as determined by the Company’s management and board of directors, as required by ASC Topic 718 for non-publicly-traded entities. The expected term of options represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based upon the current bond equivalent rate. The fair value of each option grant has been estimated as of the grant date using the following assumptions:

December 31, 2009
Expected dividend yield	—
Estimated forfeiture rate	5.0%
Risk-free interest rates	0.76% - 0.92%
Expected term (years)	1.7 – 2
Expected volatility	52.9% - 55.2%

9. Noncontrolling Interest (Unaudited)	On May 28, 2010, employees exercised 875 of their CEA stock options for an aggregate exercise price of $87,500. No stock options were granted and 1,250 stock options were forfeited during the six months ended June 30, 2010. As a result of the issuance of CEA shares related to the exercised options, the Company’s ownership of CEA was reduced to 99.89%. Accordingly, on the date of exercise, 0.11% of the carrying value of CEA was reclassified from the Company’s shareholder’s equity to noncontrolling interest in the aggregate amount of $100,928 as reflected in the consolidated statement of shareholder’s equity for the six months ended June 30, 2010.

Chamberlin Edmonds Holdings, Inc.
Notes to Consolidated Financial Statements

The effect of the change on the Company’s equity due to changes in the Company’s ownership interest in CEA during the period ended June 30, 2010, is as follows:

Net income attributable to Chamberlin Edmonds Holdings, Inc.	$4,301,551
Transfer to noncontrolling interest due to subsidiary stock options exercised	(13,428)

Change from net income attributable to Chamberlin Edmonds Holdings, Inc. and transfer to noncontrolling interest	$4,288,123

10. Subsequent Events	The Company evaluated events subsequent to December 31, 2009 through the date the annual consolidated financial statements were originally available for issuance of May 5, 2010. The Company further evaluated events subsequent to that date and subsequent to June 30, 2010, through the date the restated annual consolidated financial statements and the interim consolidated financial statements were available for issuance of November 17, 2010.

On October 1, 2010, all of the outstanding common stock of the Company was acquired by affiliates of Emdeon Inc. in a purchase transaction for $260.0 million cash. Concurrently, the Company repaid all amounts outstanding under its notes payable and accelerated the vesting of all of CEA’s stock options.